EXHIBIT 99.1


On May 2, 2005, the Registrant issued the following news release:

          "AMERICAN OIL & GAS TO COMMENCE DRILLING INITIAL FETTER WELL

     DENVER- American Oil & Gas, Inc. (OTC Bulletin Board: AOGI) today announced that it expects to commence drilling the first of two planned wells at its Fetter area project as soon as weather conditions permit. Both wells are targeting the Niobrara and Frontier formations located in an over-pressured area of the southern Powder River Basin of Wyoming, to a total depth of approximately 11,500 feet. The drilling rig and related equipment is on location, however weather conditions have hindered final preparations.

     The Fetter field project area consists of approximately 51,000 gross acres within American's 103,000 gross acre Douglas Project. American owns a 75% working interest in the entire Douglas Project acreage. The Fetter field has a history of various exploration and development attempts. Numerous wells, which have been drilled by others over four decades, have encountered and/or produced natural gas and condensate, including four wells drilled in the 1990s (owned by others) that are still producing from the Niobrara and Frontier formations.

     The Company believes that prior development efforts were negatively affected by various factors including costs associated with inordinately long single well drill times of greater than six months, drilling techniques and delays in connecting wells that resulted in the potential for significant reservoir damage, and low commodity pricing environments.

     The Company has an agreement with an Oklahoma based exploration and production company with expertise in the application of under-balanced horizontal drilling ("UBHD") technologies to participate in the drilling of the two new wells to evaluate the Niobrara and Frontier formations. Under the terms of the agreement, the joint venture participant has brought in specialized equipment to apply its UBHD drilling technology and experience. The joint venture participant will pay 60% of the costs to earn a 50% interest in the first well and will pay 30% of the costs to earn a 25% interest in the second well. Subject to certain additional funding terms, the joint venture participant will earn a 25% WI in the Fetter area AMI. American will pay 30% to own a 37.5% WI in the first well and will pay 52.5% to own a 56.25% WI in the second well. Subject to terms of this agreement, American would retain a 56.25% WI in the entire Fetter area AMI.

     "We're pleased to report that drilling at Fetter is about to begin," said Pat O'Brien, CEO of American Oil & Gas. "By utilizing advances in drilling technologies in the top portion of the well and then by applying modern, under-balanced horizontal drilling, we are optimistic that we will be successful in getting through the target formations as quickly and as efficiently as possible. We fully expect to drill to the top of the Niobrara in a matter of weeks, as opposed to the months that it has historically taken to drill wells in this area. We'll have a natural gas line at the location so if we are successful, we can immediately flow gas to the processing plant. We expect the application of UBHD will allow us to get through the over-pressured Niobrara and Frontier formations without reservoir damage, and we are fortunate to be teamed up with an industry participant with experience in the application of this technology."

     Commenting on the Company's previously announced result at South Glenburn, CEO Pat O'Brien said, "while it is unfortunate that the South Glenburn exploration effort was not successful, it is important to understand that this was a peripheral project to our portfolio. The risk/reward profile made South Glenburn a very compelling and affordable prospect."

     American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company's website:
www.americanoilandgasinc.com.

                                      # # #

     This release and the Company's website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity."